Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 4, 2006 with respect to the consolidated financial statements of Kabel Deutschland GmbH, Unterföhring and the combined/consolidated financial statements of Kabel Deutschland Vertrieb und Service GmbH & Co. KG, Unterföhring, in the Registration Statement (Form F-4) and related Prospectus of Kabel Deutschland GmbH, Unterföhring dated September 15, 2006.

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft

Munich, Germany

September 11, 2006

/s/ Müller	/s/ Bostedt
Wirtschaftsprüfer	Wirtschaftsprüfer